Exhibit 10.34

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into effective as of July 19, 2004 (“Effective Date”) by and between Daou Systems, Inc., a Delaware corporation (the “Company”), and Daniel J. Malcolm, an individual resident of Pennsylvania (“Employee”), with reference to the following facts:

RECITALS

A. The parties hereto entered into an Employment Agreement dated as of November 6, 2001 (the “Agreement”). Pursuant to the terms and conditions of the Agreement, and contingent upon satisfaction of the conditions described in the Agreement, Employee would become eligible for severance payments as defined by the Agreement beginning on the eighth (8th) day following his execution of this Release, in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the Separation Date.

B The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

AGREEMENT

1. Consideration for Release.

In exchange for Employee’s execution of this Release and releasing all claims against the Company as set forth in Section 2, Employee will be paid or will be eligible for a Severance Payment in an amount equal to Three Hundred Thousand Dollars and Zero Cents ($300,000.00 ) less all applicable federal, state and local income, social security and other payroll taxes. Payment of this Severance Payment will be on a bi-monthly basis, consistent with the Company’s regular payroll schedule, beginning the eighth day from Employee’s execution of this Agreement, or if the eighth day falls on a weekend or a holiday, on the next business day. In the event of a Change in Control during the twelve month period following the effective date of this Agreement, payment of any outstanding portion of the Severance Payment will be paid in a lump sum within five (5) business days following the effective date of a Change in Control (as defined in the Agreement).

2. Release.

2.1. Except for claims under the Workers’ Compensation Act and the Unemployment Insurance Code, in exchange for the consideration described in Section 1, receipt of which Employee acknowledges, Employee, for himself and his heirs, successors and assigns, fully releases, and discharges the Company, its present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims, demands, grievances, causes of action or suits of any kind arising out of, or in any way connected with, the dealings between the parties through the date his employment terminated (the “Separation Date”), including the employment relationship and its termination. Employee also releases and waives any and all legal or administrative claims arising under any express or implied contract, law (federal, state or administrative), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act, as amended (“OWBPA”) (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this Agreement is executed by Employee).

3. Age Discrimination in Employment Claims.

The Release set forth in Section 2 includes a waiver of rights or claims based on age discrimination in violation of the ADEA and applicable state laws. The ADEA requires the Company to advise Employee of the following to effectuate his knowing and voluntary waiver of rights or claims under the ADEA:

3.1. The Company advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges that the Company has advised him in writing to do so.

3.2. Employee acknowledges that he has been given twenty-one (21) days from the date of this Agreement to consider entering into the waiver of the ADEA claims, if any. Employee agrees that if he decides to shorten the 21-day period by executing this Agreement before the expiration of 21 days, he does so knowingly and voluntarily.

3.3. Employee acknowledges that by this Agreement he has been informed that he may revoke his waiver of the ADEA claims for up to 7 days after executing this Agreement. To be effective, his revocation must be in writing, signed, dated and delivered to the Company’s President no later than 7 days from the date on which Employee signs this Agreement. If the 7th day falls on a weekend or holiday, Employee’s revocation must be delivered the next business day. Employee acknowledges his understanding that this Agreement shall not become effective and enforceable until the revocation period expires and that the Severance Payment provided for in Section 2 will not be made until the revocation period expires without revocation by Employee.

4. No Undue Influence.

This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

5. Confidentiality of Agreement and Release.

Employee further agrees to keep confidential the terms of the Agreement and this Release and to refrain from disclosing any information regarding the Agreement, this Release and their respective terms to any third party, unless required to do so (a) by a regulatory body (e.g. filings with the Securities Exchange Commission); (b) in financial disclosures to auditors or in audited financial statements; or (c) under oath, if properly ordered, in a court of competent jurisdiction. Employee agrees to notify the Company in writing upon first notification that he may be required by law to disclose any information deemed confidential by the Agreement or this Release. Notice must be provided in sufficient time for the party receiving notice to oppose or otherwise respond to the request.

6. Continuing Obligations.

Employee acknowledges and represents that he will comply with his post-employment obligations to the Company, including those set forth in his Employee Confidentiality and Inventions Agreement with the Company.

7. Governing Law.

This Release is made and entered into in Pennsylvania and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts entered into by and between residents of Pennsylvania to be wholly performed within Pennsylvania.

8. Severability.

If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Counterparts.

This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

10. Arbitration.

Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (the “AAA”) and will be governed by the Model Employment Arbitration rules of the AA.A. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator; provided, however, that each party will pay one-half of the estimated arbitrator’s fees up front; and, if either party fails to do so, then a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties. Nothing in this Release will prevent a party hereto from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

11. Entire Agreement.

This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

12. Modification; Waivers.

No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

13. Amendment.

This Release may be amended or supplemented only by a writing signed by Employee and the Company.

Dated:
Daniel J. Malcolm

Daou Systems, Inc.
Dated:
By:
John A. Roberts,
Chief Financial Officer